Exhibit 99.1

NEWS STORY FOR COMMONWEALTH BANKSHARES

July 16, 2004

Commonwealth Bankshares, Inc., Norfolk, VA, Announces Acquisition of Community Home Mortgage of Virginia, Inc.

Commonwealth Bankshares, Inc., Norfolk, VA (NASDAQ: CWBS): Edward J. Woodard, Jr., CLBB, Chairman, President and CEO of Bank of the Commonwealth and Commonwealth Bankshares, Inc. announced today the acquisition of Community Home Mortgage of Virginia, Inc. “It is with a great deal of pleasure that I share this announcement, regarding a major step forward for our organization. Effective immediately, Community Home Mortgage will be a wholly owned subsidiary of the Bank of the Commonwealth.”

Community Home Mortgage of Virginia, Inc. has been based in Richmond, Virginia since May of 2000. It serves as a mortgage brokerage firm that originates, processes and sells residential mortgages on a servicing released basis throughout Virginia and Maryland. The predominant service focus for this group is new and second home loans. In addition, Community Home Mortgage of Virginia also offers a full spectrum of mortgage products including A,B,C and D Loans, equity lines and refinance loans. The loans outlined herein, cover all types of residential properties such as condominiums, single family residences, 2-4 units and modular homes. We are proud to offer each of these products as we continue to assist our customers in reaching for the American dream of home ownership.

Our expanded company will offer mortgage funding services locally throughout Hampton Roads. In addition, we will continue to maintain mortgage funding offices in the Richmond, Virginia area, the Gloucester County, Virginia area and the Columbia Maryland area. The two founding principals, David B. Rudolph and Craig T. Cradlin have extensive experience and contacts in the mortgage loan industry. They have a full staff of 18 employees, and all have been extended an opportunity to retain employment with the newly expanded entity.

“Today, Come Bank With Your Neighbors takes on an expanded new meaning, as we grow to better serve the people of our community. As Neighborhood Bankers Since 1971 we can now fully realize the benefits of expanded product offerings and associations.”

The Bank of the Commonwealth opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the bank’s growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has nine bank branches strategically located throughout the Hampton Roads region and an extensive ATM network for added convenience. We continue to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, we maintain our longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: “When you bank with us, you bank with your neighbors.”

7/16/2004

Contact: E.J. Woodard, Jr., CLBB, Chairman Of The Board, President, And Chief Executive Officer, P.O. Box 1177, Norfolk, Virginia 23501, Phone: (757) 446-6904 or ewoodard@bocmail.net/ Web Site: http://bankofthecommonwealth.com/

This press release contains forward-looking statements. Words such as “anticipates,” “ believes,” “estimates,” “expects,” “intends,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.